BLUE HOLDINGS, INC.


                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-128288


                           PROSPECTUS SUPPLEMENT NO. 4
                    (TO PROSPECTUS DATED SEPTEMBER 28, 2005)

         This is a prospectus supplement to our prospectus dated September 28, 2005 relating to the resale from time to time by selling shareholders of up to 25,284,657 shares of our Common Stock. On January 6, 2006, we filed with the Securities and Exchange Commission an amendment to the Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on November 4, 2005. The text of the amendment to the Current Report on Form 8-K is attached to and made a part of this prospectus supplement.

         This prospectus supplement should be read in conjunction with the prospectus and any prior prospectus supplements, and this prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus or any prior prospectus supplement.

                                     EXPERTS

         The financial statements of Taverniti So Jeans, LLC (A Development Stage Company) as of December 31, 2004 and for the period September 13, 2004 (Inception) to December 31, 2004, included in this prospectus have been so included in reliance on the report of Katz & Varon, Certified Public
Accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Taverniti So Jeans, LLC (A Development Stage Company) as of September 30, 2005 and for the nine month period ended September 30, 2005, included in this prospectus have been so included in reliance on the review report of Weinberg & Co., P.A., independent registered accountants, given on the authority of said firm as experts in auditing and accounting.


         THE SECURITIES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 3 OF THE PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.



           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 6, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 DATE OF REPORT:
                        (Date of earliest event reported)
                                OCTOBER 31, 2005

                               BLUE HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

                                     NEVADA
         (State or other Jurisdiction of Incorporation or Organization)

        000-33297                                         88-0450923
(Commission File Number)                       (IRS Employer Identification No.)

                    5804 E. SLAUSON AVE., COMMERCE, CA 90040
              (Address of Principal Executive Offices and zip code)

                                 (323) 725-5555
              (Registrant's telephone number, including area code)



                           MARINE JET TECHNOLOGY CORP.
                       936A BEACHLAND BOULEVARD, SUITE 13
                              VERO BEACH, FL 32963
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

         This Current Report on Form 8-K/A amends Items 9.01(a) and 9.01(b) of the Registrant's Current Report on Form 8-K dated October 31, 2005, and filed with the Securities and Exchange Commission on November 4, 2005, regarding the closing of the transactions contemplated by a certain Exchange Agreement dated October 31, 2005, by and among the Registrant, Taverniti So Jeans, LLC, and the members of Taverniti So Jeans, LLC set forth therein. The sole purpose of this amendment is to provide the audited financial statements of the business acquired as of, and for, the fiscal year ended December 31, 2004, and unaudited financial statements of the business acquired as of, and for, the nine-month period ended September 30, 2005, as required by Item 9.01(a), and the unaudited pro forma balance sheet as of September 30, 2005, and unaudited pro forma statements of operations for the nine-month period ended September 30, 2005 and for the period from inception (September 13, 2004) to December 31, 2004, as required by Item 9.01(b), which financial statements and unaudited pro forma financial information were excluded from the original Current Report on Form 8-K in reliance on Items 9.01(a)(4) and 9.01(b)(2), respectively, of Form 8-K.


ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial statements of business acquired.

         Audited Financial Statements of Taverniti So Jeans, LLC as of December 31, 2004, and for the period from inception (September 13, 2004) through December 31, 2004.

                          INDEPENDENT AUDITOR'S REPORT



To the Members
TAVERNITI SO JEANS, LLC
(A DEVELOPMENT STAGE COMPANY)
Commerce, California


    We have audited the accompanying balance sheet of TAVERNITI SO JEANS, LLC (A DEVELOPMENT STAGE COMPANY) as of December 31, 2004 and the related statements of operations and members' deficit, and of cash flows for the period September 13, 2004, (Inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TAVERNITI SO JEANS, LLC (A DEVELOPMENT STAGE COMPANY) as of December 31, 2004, and the results of its operations and its cash flows for the period September 13, 2004, (Inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.



                                  /s/ Katz & Varon
                                  --------------------
                                      KATZ & VARON

Los Angeles, California
October 19, 2005

TAVERNITI SO JEANS, LLC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
December 31, 2004


                               ASSETS

CURRENT ASSETS:
  Cash ........................................................       $  10,812
   Inventories ................................................         130,431
   Advance Payment of Royalties ...............................         117,000
   Prepaid Expenses and Other Current Assets ..................           6,500
                                                                      ---------

      Total Current Assets ....................................         264,743

Property and Equipment - at cost less
  Accumulated Depreciation ....................................           6,880
                                                                      ---------

TOTAL ASSETS ..................................................       $ 271,623
                                                                      =========

                 LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES:
   Accounts Payable ...........................................       $  63,958
   Due to Customers ...........................................          13,434
   Due to Members .............................................         329,375
   State Income Tax Payable ...................................             800
   Accrued Expenses and Other Current Liabilities .............           7,640
                                                                      ---------

      Total Current Liabilities ...............................         415,207

Members' Deficit ..............................................        (143,584)
                                                                      ---------

TOTAL LIABILITIES AND MEMBERS' DEFICIT ........................       $ 271,623
                                                                      =========

TAVERNITI SO JEANS, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS AND MEMBERS' DEFICIT
FOR THE PERIOD SEPTEMBER 13, 2004 (INCEPTION) TO DECEMBER 31, 2004


NET SALES .......................................................     $    --
                                                                      ---------

COST OF GOODS SOLD
   Purchases - Piece Goods ......................................        42,007
             - Trims ............................................        42,646
   Freight-in and duties ........................................        13,628
   Contract Labor ...............................................        32,150
                                                                      ---------

   Cost of Goods Available For Sale .............................       130,431

   Less: Inventories At the End of Period .......................      (130,431)
                                                                      ---------

COST OF GOODS SOLD ..............................................          --
                                                                      ---------
GROSS PROFIT ....................................................          --
                                                                      ---------
OPERATING EXPENSES ..............................................       242,784
                                                                      ---------

LOSS FROM OPERATIONS BEFORE PROVISION FOR STATE INCOME TAX ......      (242,784)

PROVISION FOR STATE INCOME TAXES ................................           800
                                                                      ---------

NET LOSS ........................................................      (243,584)

MEMBERS' CONTRIBUTIONS ..........................................       100,000
                                                                      ---------

MEMBERS' DEFICIT AT END OF PERIOD ...............................     $(143,584)
                                                                      =========

TAVERNITI SO JEANS, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD SEPTEMBER 13, 2004 (INCEPTION) TO DECEMBER 31, 2004


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (Loss) ...................................................     $(243,584)
   Adjustments to Reconcile Net Loss to Net Cash used by
   Operating Activities:
     Depreciation ...............................................           765
     Allocated Expenses .........................................       130,903
   CHANGES IN ASSETS AND LIABILITIES:
     Merchandise Inventory ......................................      (130,431)
     Other Current Assets .......................................        (6,500)
     Accounts Payable ...........................................        63,958
     Other Current Liabilities ..................................        21,874
                                                                      ---------

   Net Cash used by Operating Activities ........................      (163,015)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Advance Payment of Royalties ...............................      (117,000)
     Acquisitions of Property and Equipment .....................        (7,645)
                                                                      ---------

   Net Cash used by Investing Activities ........................      (124,645)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Members' Capital Contributions .............................       100,000
     Due to Members .............................................       198,472
                                                                      ---------

   Net Cash used by Financing Activities ........................       298,472
                                                                      ---------

NET INCREASE IN CASH AND CASH AT END OF PERIOD ..................     $  10,812
                                                                      =========

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:

   Allocated Expense included in Due to Members .................     $ 130,903
                                                                      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash Paid for Interest .......................................     $    --
                                                                      =========

   Cash Paid for Income Taxes ...................................     $    --
                                                                      =========

                             TAVERNITI SO JEANS, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2004


NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

       (a) ORGANIZATION:

           Taverniti So Jeans, LLC ("the Company" or "Taverniti") was organized as a California limited liability company on September 13, 2004, under the laws of the State of California. The Company commenced operations on the same day.

       (b) NATURE OF OPERATIONS/DEVELOPMENT STAGE:

           The Company is in the development stage and operates exclusively in the wholesale apparel industry. Taverniti designs, develops, markets and distributes high fashion jeans and accessories under the brand name "Taverniti So Jeans." The Company's products include jeans, jackets, and knit sportswear. Taverniti will sell its products in the United States, Canada, Japan and the European Union directly to department stores and boutiques and through distribution arrangements in certain foreign jurisdictions. Taverniti is headquartered in Commerce, California and maintains showrooms in New York and Los Angeles.

NOTE 2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a) USE OF ESTIMATES:

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       (b) INVENTORY VALUATION:

           Inventories are stated at the lower of cost (first-in, first-out method) or market.

       (c) REVENUE RECOGNITION:

           Revenue will be recognized when merchandise is shipped to a customer, based on agreed upon terms. Revenue will be recorded net of estimated returns, chargebacks and markdowns based upon management's estimates and historical experience.

       (d) ADVERTISING:

           Advertising   costs  are   expensed   as  of  the   first   date  the
advertisements take place. Advertising expenses included in selling expenses aggregated $420.

       (e) PROPERTY AND EQUIPMENT:

           Property and equipment is stated at cost. Depreciation is provided by the straight-line method at rates calculated to amortize cost over the estimated useful lives of the respective assets. Upon sale or retirement of such assets, the related cost and accumulated depreciation are eliminated from the accounts and gains or losses are reflected in operations. Repairs and maintenance expenditures not anticipated to extend asset lives are charged to operations as incurred.

       (f) INCOME TAXES:

           The taxes on the income of a Limited Liability Company are payable individually by each member. The amount that might be withdrawn by the members in order to pay such taxes will be determined as necessary and distributed from members equity. The Company is subject to California minimum tax of $800 and a fee based on total annual revenue.

       (g) IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES:

           Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

       (h) CONCENTRATION OF CREDIT RISK:

           Financial instruments, which potentially expose the Company to a concentration of credit risk, will consist primarily of cash, trade accounts receivable and amounts due from factor. Concentration of credit risk with respect to trade accounts receivable will be limited due to the number of customers comprising the Company's customer base and their dispersion throughout the United States, Europe Union and Asia. The Company will extend unsecured credit to its customers in the normal course of business.

           The Company's products will be primarily sold to department stores and specialty retail stores. These customers can be significantly affected by changes in economic, competitive or other factors. The Company will make substantial sales to a relatively few, large customers. In order to minimize the risk of loss, the Company will assign a certain amount of domestic accounts receivable to a factor without recourse or require letters of credit from its customers prior to the shipment of goods. For non-factored receivables, account-monitoring procedures will be utilized to minimize the risk of loss. Collateral will generally not be required.

       (i) MERCHANDISE RISK:

           The Company's success will be largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

       (j) ACCOUNTS RECEIVABLE - ALLOWANCE FOR RETURNS, DISCOUNTS AND BAD DEBTS:

           The Company will evaluate the collectibility of accounts receivable and charge backs (disputes from the customer) based upon a combination of factors. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations (such as in the case of bankruptcy filings or substantial downgrading by credit sources), a specific reserve for bad debts will be taken against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. For all other customers, the Company will recognize reserves for bad debts and uncollectible chargebacks based on management's judgment.

           If collection experience deteriorates for example, due to an unexpected material adverse change in a major customer's ability to meet its financial obligations to the Company, the estimates of the recoverability of amounts due could be reduced by a material amount.

       (k) SHIPPING AND HANDLING COSTS:

           Freight-out will be included in distribution expenses.

NOTE 3 - DUE FROM FACTOR

           The Company will use a factor for working capital and credit administration purposes. Under the factoring agreement, the factor will purchase a substantial portion of the trade accounts receivable and assumes all credit risk with respect to such approved accounts.

           The factor agreement, which terminates on November 22, 2005, provides that the Company can borrow an amount up to 85% of the value of its approved factored customer invoices, less a reserve of 15% of unpaid accounts purchased and a reserve of 100% of all such accounts which are disputed. The factor commission is .8% of the customer invoice amount for terms up to 90 days, plus one quarter of one percent (.25%) for each additional thirty-day term.

           Receivables sold in excess of maximums established by the factor are subject to recourse in the event of nonpayment by the customer. The Company is contingently liable to the factor for merchandise disputes, customer claims and the like on receivables sold to the factor.

           To the extent that the Company draws funds prior to the deemed collection date of the accounts receivable sold to the factor, interest will be charged at the rate of 1% over the factor's prime lending rate per annum. Factor advances will be collateralized by the non-factored accounts receivable, inventories, the personal guarantee of a member and a related party that is 100% owned by two members of the Company.

NOTE 4 - INVENTORIES

           Inventories are summarized as follows:

            Raw materials ........................          $  9,299

            Work-in-process ......................           121,132
                                                            --------

                                                            $130,431
                                                            ========

NOTE 5 - PROPERTY AND EQUIPMENT

           Property and equipment is summarized as follows:

            Machinery and equipment ....................      $5,629

            Computer equipment .........................       2,016
                                                              ------

                                                               7,645

               Less: Accumulated depreciation ..........         765
                                                              ------

                                                              $6,880
                                                              ======

NOTE 6 - RELATED PARTY TRANSACTIONS

       (a) ALLOCATED EXPENSES:

           During the period September 13, 2004, (Inception) to December 31, 2004, the Company was allocated $130,903 for certain expenses (consisting of salaries, payroll taxes, utilities, common area services, rent, insurance and other office services) from Blue Concept, LLC, an entity that is 100% owned by two members of the Company. These amounts were for the benefit of the Company and are included in operating expenses in the accompanying Statement of Operations.

       (b) TAVERNITI HOLDINGS, LLC:

           The following transaction occurred between the Company and Taverniti Holdings, LLC, which is 60% owned by a member of the Company:

           A member of the Company advanced $117,000 as a prepayment of royalties (see Note 10, Licensing Agreement).

NOTE 7 - MAJOR SUPPLIERS/CONTRACTOR

           For the period September 13, 2004, (Inception) to December 31, 2004, two suppliers comprised greater than 10% of the Company's piece goods purchases. Purchases from these suppliers approximated $39,000 or 92.8% of gross piece goods purchases.

           For the period September 13, 2004, (Inception) to December 31, 2004, one contractor comprised greater than 10% of the Company's contract labor. Contract labor costs from this contractor approximated $20,000 or 62.2% of gross contract labor.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

           The carrying amounts of Cash, Accounts payable, Due to customers, Due to Member, State income tax payable, Accrued expenses and other current liabilities approximate fair value because of the short maturity of these items.

NOTE 9 - MEMBERS' EQUITY

           The Company is a limited liability company; therefore, no member, manager, agent or employee of the Company is personally liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other member, director, manager, agent or employee of the Company, unless the individual has signed a specific personal guarantee.

           The Company was formed on September 13, 2004 with four members, two of which have a 37.5% ownership interest, and the other two members each having a 12.5% ownership interest. Member contributions in cash were as follows: contributions of $75,000 by the 37.5% members and contributions of $12,500 by each 12.5% member.

           The members' equity account, as of December 31, 2004, was as follows:

            Contributions by 37.5% members - cash ....    $  75,000

            Contributions by 12.5% members ...........       25,000
                                                          ---------

                                                            100,000

               Less: Net loss ........................     (243,584)
                                                          ---------

               Total contributions ...................    $(143,584)
                                                          =========

           Net profits and losses are allocated to the capital account of each member at the end of each accounting period as follows:

           Net profits are first allocated to the 37.5% members to the extent of the amount by which the cumulative net losses for the current and all prior fiscal years of the Company allocated to such members exceed the cumulative net profits for the current and all prior fiscal years of the Company allocated to such members, thereafter, to all 12.5% members, in the same manner that allocations of profits are made to the 37.5% members and finally to members in proportion to their respective negative capital accounts, if any.

NOTE 10 - LICENSING AGREEMENT

           The Company entered into a license agreement with Taverniti Holdings, LLC to use a certain trademark worldwide to produce denim and knit sportswear for men and women. The term of the agreement begins June 1, 2004 and ends on December 31, 2015.

           Royalties are as follows:

            ANNUAL NET SALES                            ROYALTY PERCENTAGE
            ----------------                            ------------------

            First $3,000,000 each year of term                  8%

            Over $3,000,000 to $5,000,000                       7%

            Over $5,000,000 to $10,000,000                      6%

            Over $10,000,000                                    5%

           Royalties accrue when the licensed products are sold, distributed, billed/or paid whichever occurs first. "Net sales" means gross sales, less: discounts, shown on invoices, freight charges and allowances, and bona fide returns, providing such returns do not exceed 10% of gross sales.

           Royalties payable on sales to affiliates are calculated on the greater of (a) the highest wholesale price licensee receives from independent parties, or (b) the invoice price at which licensed products are resold by such individual or entity to an unrelated customer in an arms-length transaction.

            Unaudited Financial Statements of Taverniti So Jeans, LLC as of September 30, 2005, and for the nine month period ended September 30, 2005.


                                TABLE OF CONTENTS




                                                                            Page
                                                                            ----


PART I     Financial Information


Item 1.    Financial Statements

                Independent Registered Public Accounting Firm's
                   Review Report                                              13


                Balance Sheet (Unaudited)                                     14


                Statement of Operations (Unaudited)                           15


                Statement of Cash Flows (Unaudited)                           16


                Notes to the Financial Statements (Unaudited)              17-22

                                     PART I



          Independent Registered Public Accounting Firm's Review Report



To the Members of Taverniti So Jeans, LLC



         We have reviewed the accompanying balance sheet of Taverniti So Jeans, LLC as of September 30, 2005 and the related statements of operations and cash flows for the nine-month period then ended. These interim financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.


/s/ Weinberg & Company
----------------------
Weinberg & Company

Boca Raton, Florida
December 2, 2005

PART I
FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

a.         BALANCE SHEET

                            TAVERNITI SO JEANS, LLC
                           BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2005


                               ASSETS

CURRENT ASSETS:
   ACCOUNTS RECEIVABLE, NET OF RESERVES OF $70,000 ............       $  259,056
   DUE FROM RELATED PARTIES ...................................          211,507
   INVENTORIES, NET ...........................................        1,682,000
   PREPAID EXPENSES AND OTHER CURRENT ASSETS ..................            1,200
                                                                      ----------

      TOTAL CURRENT ASSETS ....................................        2,153,763

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED
   DEPRECIATION OF $6,192 .....................................           60,611
                                                                      ----------

TOTAL ASSETS ..................................................       $2,214,374
                                                                      ==========

                    LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
   BANK OVERDRAFT .............................................       $   37,641
   ACCOUNTS PAYABLE ...........................................          497,310
   DUE TO FACTOR ..............................................          166,885
   DUE TO RELATED PARTIES .....................................        1,049,059
   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES .............          191,199
                                                                      ----------

      TOTAL CURRENT LIABILITIES ...............................        1,942,094

      MEMBERS' EQUITY .........................................          272,280
                                                                      ----------

TOTAL LIABILITIES AND MEMBERS' EQUITY .........................       $2,214,374
                                                                      ==========

See Accountants' Review Report And Notes to Financial Statements

                            TAVERNITI SO JEANS, LLC
                     STATEMENTS OF OPERATIONS (UNAUDITIED)


                                                                  For the period
                                                                   September 13,
                                                   For the nine         2004
                                                   months ended   (Inception) to
                                                   September 30,   September 30,
                                                        2005            2004
                                                     ----------      ----------

Net Sales .........................................  $4,003,692      $     --

Cost of Goods Sold ................................   1,924,751          15,256
                                                     ----------      ----------

Gross Profit (Loss) ...............................   2,078,941         (15,256)

Total Operating Expenses ..........................   1,662,277          74,273
                                                     ----------      ----------

Income (loss) before provision for income taxes ...     416,664         (89,529)

Provision for income taxes ........................         800            --
                                                     ----------      ----------

Net Income (Loss) .................................  $  415,864      $  (89,529)
                                                     ==========      ==========

See Accountants' Review Report And Notes to Financial Statements

                            TAVERNITI SO JEANS, LLC
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                  For the period
                                                                   September 13,
                                                   For the nine         2004
                                                   months ended   (Inception) to
                                                   September 30,   September 30,
                                                        2005            2004
                                                    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss) ................................   $   415,864    $   (89,529)
Adjustment to income not effecting use of cash
   Depreciation ..................................         5,427             91
Changes in assets and liabilities
   Accounts Receivable ...........................      (259,056)          --
   Advance payment of royalty ....................       117,000           --
   Inventories ...................................    (1,551,569)          --
   Prepaid Expenses and other current assets .....         5,300           --
   Accounts Payable ..............................       419,918             15
   Other Current Liabilities .....................       182,759           --
                                                     -----------    -----------
Net cash provided by operating activities ........      (664,357)       (89,423)
                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment .........................       (59,158)        (5,480)
                                                     -----------    -----------
   Net Cash used in investing activities .........       (59,158)        (5,480)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Due to factor .................................       166,885           --
   Bank overdraft ................................        37,641           --
   Due to related parties, net ...................       508,177         94,903
                                                     -----------    -----------
   Net Cash used in financing activities .........       712,703         94,903
                                                     -----------    -----------

Net Decrease in Cash .............................       (10,812)          --
Cash at the beginning of the period ..............        10,812         10,812
                                                     -----------    -----------

Cash, end of the period ..........................   $      --      $    10,812
                                                     ===========    ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW STATEMENT

Cash paid for income tax .........................   $       800    $      --
                                                     ===========    ===========

See Accountants' Review Report And Notes to Financial Statements

TAVERNITI SO JEANS, LLC
NOTES TO FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2005 (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

           The  interim   condensed   consolidated   financial   statements  are
unaudited, but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2005, the results of operations and cash flows for the nine months ended September 30, 2005 and for the period September 13, 2004 (Inception) to September 30, 2004.

           The Company's results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2005.

       (a) ORGANIZATION:

           Taverniti So Jeans, LLC ("the Company" or "Taverniti") was organized as a California limited liability company on September 13, 2004, under the laws of the State of California. The Company commenced operations on the same day.

       (b) NATURE OF OPERATIONS:

           The Company operates exclusively in the wholesale apparel industry. The Company designs, develops, markets and distributes high fashion jeans and accessories under the brand name "Taverniti So Jeans." The Company's products include jeans, jackets and knit sportswear. Taverniti currently sells its products in the United States, Canada, Japan and the European Union directly to department stores and boutiques and through distribution arrangements in certain foreign jurisdictions. Taverniti is headquartered in Commerce, California and maintains showrooms in New York and Los Angeles.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a) USE OF ESTIMATES:

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       (b) INVENTORY VALUATION:

           Inventories are stated at the lower of cost (first-in, first-out method) or market.

       (c) REVENUE RECOGNITION:

           Revenue is recognized when merchandise is shipped to the customer based upon agreed terms and is recorded net of estimated returns, charge backs and markdowns based upon management's estimates and historical experience. We sometimes arrange, on behalf of manufacturers, for the purchase of fabric from a single supplier. We have the fabric shipped directly to the cutting factory and invoice the factory for the fabric. The factories then pay us for the fabric with offsets against the price of the finished goods.

       (d) ADVERTISING:

           Advertising   costs  are   expensed   as  of  the   first   date  the
advertisements take place. Advertising expenses included in selling expenses approximated $27,961for nine months ended September 30, 2005.

       (e) PROPERTY AND EQUIPMENT:

           Property and equipment is stated at cost. Depreciation is provided by the straight-line method at rates calculated to amortize cost over the estimated useful lives of the respective assets.

           Upon sale or retirement of such assets, the related cost and accumulated depreciation are eliminated from the accounts and gains or losses are reflected in operations. Repairs and maintenance expenditures not anticipated to extend asset lives are charged to operations as incurred.

       (f) INCOME TAXES:

           The taxes on the income of a Limited Liability Company are payable individually by each member. The amount that might be withdrawn by the members in order to pay such taxes will be determined as necessary and distributed from member's equity. The Company is subject to California minimum tax of $800 and a fee based on total annual revenue.

       (g) IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES:

           Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (h) CONCENTRATION OF CREDIT RISK:

           Financial instruments, which potentially expose us to concentration of credit risk, consist primarily of cash, trade accounts receivable, and amounts due from our factor. Concentration of credit risk with respect to trade accounts receivable at September 30, 2005 is limited due to the number of customers comprising the Company's customer base and their dispersion throughout the United States. The Company extends unsecured credit to its customers in the normal course of business.

           The Company's cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company's policy is to maintain cash balances with high quality financial institutions.

           The Company's products are primarily sold to specialty retail stores. These customers can be significantly affected by changes in economic, competitive or other factors. In order to minimize the risk of loss, the Company assigns certain amount of domestic accounts receivable to a factor without recourse or requires letters of credit from its customers prior to the shipment of goods. For non-factored receivables, account-monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required. No single customer accounted for more than 10% of total sales in the nine months ended September 30, 2005, and only two customers accounted for 9% in the nine months ended September 30, 2005, of total sales.

       (i) MERCHANDISE RISK:

           The Company's success is largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

       (j) ACCOUNTS RECEIVABLE - ALLOWANCE FOR RETURNS, DISCOUNTS AND BAD DEBTS:

           The Company evaluates its ability to collect accounts receivable and the circumstances surrounding chargebacks (disputes from the customer) based upon a combination of factors. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations (such as in the case of bankruptcy filings or substantial downgrading by credit sources), a specific reserve for bad debts is taken against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. For all other customers, the Company recognizes reserves for bad debts and uncollectible chargebacks based on its historical collection experience. If collection experience deteriorates (for example, due to an unexpected material adverse change in a major customer's ability to meet its financial obligations to the Company), the estimates of the recoverability of amounts due could be reduced by a material amount.

       (k) SHIPPING AND HANDLING COSTS:

           Freight   charges  are   included  in   selling,   distribution   and
administrative expenses in the statement of operations and approximated $40,920 for the nine months ended September 30, 2005.

NOTE 3 - DUE FROM FACTOR

           The Company uses a factor for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a substantial portion of the trade accounts receivable and assumes all credit risk with respect to such accounts. The factor agreement provides that the Company can borrow an amount up to 85% of the value of its approved factored customer invoices, less a reserve of 15% of unpaid accounts purchased and 100% of all such accounts which are disputed.

           As of September 30, 2005, the factor holds $745,803 of accounts receivable purchased from us and has made advances to us of $592,688 against those receivables resulting in a net amount due to us of $ 153,115. For financial statement purposes, this amount has been reduced by a reserve for chargebacks and other offsets of $320,000 for a net due to factor a $166,885 as of September 30, 2005. The amount of the reserve held by the factor was approximately $111,200. The factor commission is 0.8% of the customer invoice amount for terms up to 90 days, plus one quarter of one percent (.25%) for each additional thirty-day term. Receivables sold in excess of maximums established by the factor are subject to recourse in the event of nonpayment by the customer. The Company is contingently liable to the factor for merchandise disputes, customer claims and the like on receivables sold to the factor. Items subject to recourse approximated $364,207 as of September 30, 2005. To the extent that the Company draws funds prior to the deemed collection date of the accounts receivable sold to the factor, interest is charged at the rate of 1% over the factor's prime lending rate per annum. Factor advances are collateralized by the non-factored accounts receivable, inventories and the personal guarantee of Paul Guez, our Chairman, Chief Executive Officer, President and majority shareholder, and Blue Concept, LLC ("Blue Concept"), a company co-owned by Paul Guez and his spouse, Elizabeth Guez.

NOTE 4 - INVENTORIES

           Inventories at September 30, 2005 are summarized as follows:


            Raw Materials ......................          $   66,000
            Work-in-Process ....................             962,000
            Finished Goods .....................             654,000
                                                          ----------

                TOTAL ..........................          $1,682,000
                                                          ==========

NOTE 5 - PROPERTY AND EQUIPMENT

           Property and equipment at September 30, 2005 is summarized as follows:


            Machinery & Equipment .........................   $38,185
            Furniture .....................................     4,286
            Leasehold Improvements ........................    12,100
            Computer Equipment ............................    12,232
                                                              -------
                SUBTOTAL ..................................    66,803

            Less: Accumulated depreciation and Amortization     6,192
                                                              -------
                TOTAL .....................................   $60,611
                                                              =======


NOTE 6 - RELATED PARTY TRANSACTIONS

           During the nine months ended September 30, 2005, the Company reimbursed $168,495 for certain expenses (consisting of salaries, payroll, taxes, utilities, common area services, rent, insurance, and other office services) to Blue Concept, LLC, an entity that is co-owned by a member of the Company. These amounts were for the benefit of the Company and are included in operating expenses in the accompanying Statement of Operations.

           The Company also purchased fabric at cost from Blue Concept LLC an entity co-owned by Paul and Elizabeth Guez, the Company's Chairman, Chief Executive Officer and President, and Chief Operating Officer, respectively (`Blue Concept') for $613,633 during the nine months ended September 30, 2005.

NOTE 7 - DUE FROM/TO AFFILIATES

           The Affiliates are all Limited Liability Companies that are co-owned by a Paul and Elizabeth Guez who are husband and wife and own 37.5% membership interest each of the Company. All non-trade-related advances have since been repaid. Trade-related outstanding follow regular payment terms as invoices.

NOTE 8 - MAJOR SUPPLIERS

           During the nine months ended September 30, 2005, 3 suppliers comprised greater than 10% of the Company's purchases. Purchases from these suppliers were 32%, 18% and 12%, respectively.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

           The carrying amounts of cash, due from related parties, accounts receivable, bank overdraft, due to factor, accounts payable, due to related parties, accrued expenses and other current liabilities approximate fair value because of the short maturity of these items.

NOTE 10 - OFF-BALANCE SHEET RISK

           Financial instruments that potentially subject the Company to off-balance sheet risk consist of factored accounts receivable. As described in
Note 3, the Company sells the majority of its trade accounts receivable to a factor and is contingently liable to the factor for merchandise disputes and other customer claims. The amount of total factor receivables approximated $745,803 as of September 30, 2005.

NOTE 11 - MEMBERS' EQUITY

           The Company is a limited liability company; therefore, no member, manager, agent or employee of the Company is personally liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other member, director, manager, agent or employee of the Company, unless the individual has signed a specific personal guarantee.

           The Company was formed on September 13, 2004 with four members, two of which have a 37.5% ownership interest and the other two members each having a 12.5% ownership interest. Member contributions in cash were as follows: contributions of $75,000 by the 37.5% members and contributions of $12,500 by each 12.5% member.

           The members' equity account is as follows:

            Initial Members' contribution .........................   $ 100,000

            Loss for the period ended December 31, 2004 ...........    (243,584)
                                                                      ---------

            Members' equity at January 1, 2005 ....................    (143,584)

            Net Income for the nine months ended September 30, 2005     415,864
                                                                      ---------

            Members' equity at September 30, 2005 .................   $ 272,280
                                                                      =========

           Net profits and losses are allocated to the capital account of each member at the end of each accounting period as follows:

                   Net profits are first allocated to the 37.5% members to the extent of the amount by which the cumulative net losses for the current and all prior fiscal years of the Company allocated to such members exceed the cumulative net profits for the current and all prior fiscal years of the Company allocated to such members, thereafter, to all 12.5% members, in the same manner that allocations of profits are made to the 37.5% members and finally to members in proportion to their respective negative capital accounts, if any.

NOTE 12 - COMMITMENTS

           The Company entered into a license agreement with Taverniti Holdings, LLC to use a certain trademark worldwide to produce denim and knit sportswear for men and women. The term of the agreement begins June 1, 2004 and ends on December 31, 2015.

           Royalties are as follows:

            ANNUAL NET SALES                         ROYALTY PERCENTAGE
            ----------------                         ------------------

            First $3,000,000 each year of term                8%

            Over $3,000,000 to $5,000,000                     7%

            Over $5,000,000 to $10,000,000                    6%

            Over $10,000,000                                  5%

           Royalties accrue when the licensed products are sold, distributed, billed/or paid whichever occurs first. "Net sales" means gross sales, less: discounts, shown on invoices, freight charges and allowances, and bona fide returns, providing such returns do not exceed 10% of gross sales.

           Royalties payable on sales to affiliates are calculated on the greater of (a) the highest wholesale price licensee receives from independent parties, or (b) the invoice price at which licensed products are resold by such individual or entity to an unrelated customer in an arms-length transaction. Royalties under the agreement for the nine months ended September 30, 2005 were $303,629 and are included in the accompanying statement of operations.

NOTE 13 - SUBSEQUENT EVENTS

           On October 31, 2005, the Company entered into an Exchange Agreement with Blue Holdings, Inc. (formerly known as Marine Jet Technology Corp.), a Company controlled by Mr. Paul Guez. At the closing of the transactions contemplated by the exchange agreement, Blue Holdings acquired all the assets and liabilities of Taverniti So Jeans LLC, which was 100% owned by Paul Guez and his family in consideration for $750,000 in cash and 500,000 in new shares in common stock. The exchange will be accounted for by Blue Holdings, Inc. as a combination of Companies under common control.

(b)        Pro forma financial information.

           Unaudited Pro Forma Financial Statements of Blue Holdings, Inc. and Taverniti So Jeans, LLC as of September 30, 2005, and for the nine month period ended September 30 2005 and the period from inception (September 13, 2004) to December 31, 2004.

           The pro-forma unaudited financial statements reflect the closing of the exchange transaction of Blue Holdings, Inc. with Taverniti So Jeans, LLC as of September 30, 2005, for Balance Sheet purposes, and for the nine month period ending September 30, 2005 and the period September 13, 2004 (Inception) to December 31, 2004 for Statements of Operations purposes, as if the closing had occurred as of the date of inception. The unaudited pro-forma financial data and the notes thereto should be read in conjunction with each of Registrant's and Taverniti So Jeans' historical financial statements. The unaudited pro-forma financial data is based upon certain assumptions and estimates of management that are subject to change. The unaudited pro-forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the exchange transaction had actually occurred on the indicated date.

BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.) & SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 30, 2005

                      ASSETS
                                                          BLUE
                                                       HOLDINGS,     TAVERNITI,     PRO FORMA      PRO FORMA
Current Assets:                                           INC.          LLC.       ADJUSTMENTS    CONSOLIDATED
                                                      -----------   -----------    -----------    -----------
   Cash ...........................................   $   489,423   $      --      $      --      $   489,423
   Due from Factor, net of reserves of $293,949 ...     1,932,527          --             --        1,932,527
   Accounts Receivable, net of reserves of $200,000       753,742       259,056           --        1,012,798
   Due from Related Parties .......................          --         211,507         (9,200)       202,307
   Inventories ....................................     6,474,070     1,682,000           --        8,156,070
   Prepaid Expenses and Other Current Assets ......       192,687         1,200           --          193,887
                                                      -----------   -----------    -----------    -----------
      Total Current Assets ........................     9,842,449     2,153,763         (9,200)    11,987,012

   Deferred Income Taxes ..........................       278,639          --             --          278,639
   Property and Equipment, Less Accumulated
      Depreciation ................................        63,186        60,611           --          123,797

Total Assets ......................................   $10,184,274   $ 2,214,374    $    (9,200)   $12,389,448
                                                      ===========   ===========    ===========    ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

   Bank Overdraft .................................   $      --     $    37,641    $      --      $    37,641
   Accounts Payable ...............................     1,853,224       497,310           --        2,350,534
   Due to Factor ..................................          --         166,885           --          166,885
   Due to Related Parties .........................       492,472     1,049,059         (9,200)     1,532,331
   Income Taxes Payable ...........................     1,659,673          (800)          --        1,658,873
   Accrued Expenses and Other Current Liabilities .       608,492       191,999        750,000      1,550,491
                                                      -----------   -----------    -----------    -----------
      Total Current Liabilities ...................     4,613,861     1,942,094        740,800      7,296,755
                                                      -----------   -----------    -----------    -----------

Stockholders' Equity

   Members' Equity ................................          --         272,280       (272,280)          --
   Common Stock $0.001 par value
     Authorized 75,000,000 shares
     Issued and outstanding 26,057,200 shares .....        25,557          --              500         26,057
   Additional Paid-in Capital .....................     3,209,070          --         (650,500)     2,558,570
   Retained Earnings ..............................     2,335,786          --          172,280      2,508,066
                                                      -----------   -----------    -----------    -----------
      Total Stockholders' Equity ..................     5,570,413       272,280       (750,000)     5,092,693
                                                      -----------   -----------    -----------    -----------

Total Liabilities and Stockholders' Equity ........   $10,184,274   $ 2,214,374    $    (9,200)   $12,389,448
                                                      ===========   ===========    ===========    ===========

Note (A) The consolidated Balance Sheet includes the accounts of the Company and its wholly owned subsidiary, Taverniti So Jeans, LLC. On October 31, 2005, the Company entered into an exchange agreement with Taverniti and all its members to acquire the business and all assets and liabilities in consideration for $750,000 in cash and 500,000 new share of common stock. Taverniti was owned by Mr. Paul Guez and his immediate family members. Mr. Guez is also the controlling shareholder of the company. As such, the exchange will be accounted for as a combination of entities under common control and the $750,000 will be reflected as a deemed distribution to Mr. Guez and family members.

Note (B) At the closing, initial Members' contribution of Taverniti, $100,000 will be reclassed to additional paid-in-capital, and $172,280 of accumulated earnings will be reclassed to retained earnings.

BLUE HOLDINGS, INC. AND SUBSIDIARY
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2005


                                                           TAVERNITI
                                               BLUE        SO JEANS,      PRO FORMA
                                           HOLDINGS INC.      LLC.      CONSOLIDATED
                                            -----------   -----------   -----------
Net sales ...............................   $20,575,044   $ 4,003,692   $24,578,736

Cost of goods sold ......................    10,431,204     1,924,751    12,355,955
                                            -----------   -----------   -----------

Gross profit ............................    10,143,840     2,078,941    12,222,781

Selling, distribution & administrative
   expenses .............................     4,772,569     1,662,277     6,434,846
                                            -----------   -----------   -----------

Income before expenses relating to
   exchange transaction and provision for
   income taxes .........................     5,371,271       416,664     5,787,935

Expenses relating to exchange transaction       527,617          --         527,617
                                            -----------   -----------   -----------

Income before provision for income taxes      4,843,654       416,664     5,260,318
                                            -----------   -----------   -----------

Provision for income taxes ..............     1,376,114           800     1,376,914
                                            -----------   -----------   -----------

Net income ..............................   $ 3,467,540   $   415,864   $ 3,883,404
                                            ===========   ===========   ===========

Basic and diluted earnings per share ....                               $      0.15
                                                                        ===========

Basic and diluted weighted average shares                                26,057,200
                                                                        ===========


Note: The Consolidated Proforma Statement of Operations includes the accounts of the Company and its wholly owned subsidiary, Taverniti So Jeans, LLC.

BLUE HOLDINGS, INC. AND SUBSIDIARY
PRO FORMA STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE PERIOD SEPTEMBER 13, 2004 (INCEPTION) TO DECEMBER 31, 2004

                                             BLUE
                                           HOLDINGS,     TAVERNITI,     PRO FORMA
                                             INC.           LLC.       CONSOLIDATED
                                         (Unaudited)     (Audited)
                                         -----------    -----------    -----------
Net sales ............................   $   365,290    $      --      $   365,290

Cost of goods sold ...................       157,545           --          157,545
                                         -----------    -----------    -----------

Gross profit .........................       207,745           --          207,745

Selling, distribution & administrative
   expenses ..........................     1,338,697        242,784      1,581,481
                                         -----------    -----------    -----------

Loss before provision for income taxes    (1,130,952)      (242,784)    (1,373,736)

Provision for income taxes ...........           800            800          1,600
                                         -----------    -----------    -----------

Net loss .............................   $(1,131,752)   $  (243,584)   $(1,375,336)
                                         ===========    ===========    ===========

Basic and diluted earnings per share .                                 $     (0.05)
                                                                       ===========

Basic and diluted average shares .....                                  26,057,200
                                                                       ===========

See Notes to Condensed Consolidated Financial Statements

Note: The Consolidated Proforma Statement of Operations includes the accounts of the Company and its wholly owned subsidiary, Taverniti So Jeans, LLC.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      BLUE HOLDINGS, INC.



Date: January 6, 2006                 By:  /S/ PATRICK CHOW
                                           -------------------------------------
                                           Patrick Chow
                                           Chief Financial Officer and Secretary